Exhibit 99.1
Contact:
Adria Greenberg
Sommerfield Communications, Inc.
212-255-8386
adria@sommerfield.com
Global Cash Access Names Scott H. Betts President and CEO
LAS VEGAS (October 31, 2007) — Global Cash Access, Inc. (NYSE: GCA), the global gaming industry’s leading provider of cash access services, today announced that it has named Scott H. Betts as President, Chief Executive Officer, and interim Chief Financial Officer, succeeding Kirk Sanford, who is retiring from the company to pursue other interests and spend time with his family. Mr. Betts assumed his responsibilities today.
Mr. Betts, 53, joins the company after five years with First Data Corporation (FDC), where he was Executive Vice President, President of Domestic Enterprise Payments. He is a seasoned business leader with an extensive general management background, having led large, complex businesses at public corporations. In 2004, Mr. Betts had responsibility for GCA, which was at that time a majority-owned subsidiary of FDC. At FDC, Mr. Betts led over 12,000 employees at 11 major locations in the business unit’s Merchant Services, Check Services, and Debit Services. In March 2004, GCA redeemed FDC’s ownership interest in a leveraged recapitalization with Summit Partners, a private equity and venture capital firm.
Said Mr. Sanford, “Scott and I had the opportunity to work together prior to our acquiring GCA from First Data Corporation. He brings with him a very strong understanding of our business and our industry. Scott’s broad experience in transaction processing, manufacturing, brand management, and marketing will serve Global Cash Access well.”
Prior to FDC, Mr. Betts had a distinguished 24-year career at Procter & Gamble (NYSE: PG) where his experience in growing enduring brands will be an asset to the GCA business. He held a number of senior management positions in marketing, product management and brand development. He joined the company as an engineer, and ultimately advanced to General Manager/Vice President of P&G’s Western Europe Tissue Towel division based in Geneva, Switzerland.
“I am excited to take on my new role at Global Cash Access, and I want to thank the Board of Directors for giving me this opportunity to continue building on the strength of GCA as the industry’s leading cash access provider” said Mr. Betts. “Given my good historical relationship with GCA, Kirk and the employees, I am confident we will have a smooth transition and believe this is a good fit for GCA and its shareholders. GCA has tremendous growth opportunities and I look forward to an exciting future with the company.” Upon his retirement, Mr. Sanford said, “I have enjoyed being part of the building of a great company over the past decade.”

About Global Cash Access
Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE: GCA), is the world’s leading provider of cash access and related services to the gaming industry. Based in Las Vegas, GCA serves approximately 1,000 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. With a singular focus on the worldwide casino industry, GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their casino entertainment. GCA also provides services that enhance casino marketing initiatives and credit decision-making through its wholly owned subsidiary Central Credit LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. For more information, visit www.globalcashaccess.com.